AGREEMENT RE CLOSING OF "SUN WORLD-BONDHOLDER-CADIZ TERM
            SHEET AND AGREEMENT IN PRINCIPLE"

          THIS AGREEMENT (the "Closing Agreement") is entered into as of November 24, 2003, by and between Black Diamond Capital Management, L.L.C., on behalf of its affiliates, and CFSC Wayland Advisers, Inc. and their respective affiliates (collectively, the "Majority
Bondholders"), and Cadiz Inc. ("Cadiz"), with reference to the following facts and recitations:

          A.   On October 13, 2003, Sun World
International, Inc. ("SWI") and its debtor affiliates
(collectively, "Sun World"), Cadiz, and the Majority
Bondholders entered into the "Sun World-Bondholder-Cadiz
Term Sheet and Agreement in Principle" (the "Settlement
Agreement").

          B.   On November 7, 2003, the United Sates
Bankruptcy Court for the Central District of California,
Riverside Division (the "Bankruptcy Court") entered its order (the "Approval Order") approving the Initial
Settlement (as defined in the Settlement Agreement).

          C.   On November 14, 2003, an unsecured
creditor of Sun World filed a notice of appeal from the Approval Order (the "Pending Appeal")

          D.   No stay of the Approval Order has been
requested or issued.

          E.   Section 2.A of the Settlement Agreement
provides that the Closing (as defined in the Settlement
Agreement) shall occur on or before the fifth business day after the Court's order approving the Initial
Settlement becomes final and non-appealable, or prior thereto if so agreed by Cadiz and the Majority
Bondholders in their discretion.

          F.   After discussions, Cadiz and the Majority
Bondholders have agreed that, notwithstanding the Pending
Appeal, the Closing shall occur on the terms and conditions set forth in this Closing Agreement.

          NOW, THEREFORE, IT IS HEREBY AGREED, by and between the parties hereto, as follows:

          1.   Notwithstanding the Pending Appeal, the
Closing of the Settlement Agreement shall take place on December __, 2003, at 1:00 PM Pacific Standard Time (the
"Scheduled Closing Time").
          2.   In the event that the Closing shall not
have occurred, then any party hereto may, at any time thereafter but before the Closing has occurred, elect to terminate this Closing Agreement by providing written notice of termination to each other party hereto. If this Closing Agreement is so terminated, it shall be of no force or effect.

          3.   Notwithstanding the Closing or this
Closing Agreement, the parties' respective rights and obligations under the Settlement Agreement, the Approval
Order, and each of the documents executed by the parties to implement the Settlement Agreement and the Approval
Order shall remain in full force and effect, and nothing contained herein shall constitute or be construed as a waiver thereof by any party.

          4. In the event that the Approval Order shall be reversed, modified, or set aside or shall otherwise not be in full force and effect for any reason, then
Cadiz and the Majority Bondholders shall each use their respective reasonable efforts in good faith to preserve the benefits of the Settlement Agreement for the parties hereto. Without limitation of the foregoing: (a) the assignment, pursuant to Section 2.A of the Settlement
Agreement, of the Allowed Cadiz Claim (as defined in the Settlement Agreement) and the pledge of Cadiz's equity interest in SWI to the Bondholder Trust (as defined in the Settlement Agreement) shall remain fully effective;
(b) Cadiz's agreement, pursuant to Section 1.B of the Settlement Agreement, that it will affirmatively support a plan of reorganization for Sun World that provides no recovery on account of Cadiz's equity interest in SWI and that is otherwise consistent with the Settlement
Agreement shall remain fully effective; (c) the Bondholder Trust, the Opt-In Forms (as defined in the
Settlement Agreement), the Majority Bondholders' irrevocable instructions to the Indenture Trustee (as defined in the Settlement Agreement) to take no action against Cadiz on behalf of Bondholders (as defined in the Settlement Agreement) or on account of the Guaranty (as defined in the Settlement Agreement), and the Majority
Bondholders' irrevocable consent to the amendment of the indenture deleting substantially all covenants and other provisions relating to the Guaranty or remedies against Cadiz as guarantor, each as executed pursuant to Sections
2.B. and 2.C. of the Settlement Agreement, shall remain fully effective; (d) the Majority Bondholders' agreement, pursuant to Section 3 of the Settlement Agreement, that any plan of reorganization filed or supported by Sun
World and /or the Majority Bondholders shall provide (i) that the consideration to Bondholders contemplated under such plan is in full satisfaction and settlement of all claims of Bondholders under the indenture, including the Guaranty, (ii) that the indenture for the bonds
(including the Guaranty thereunder) shall be deemed cancelled and extinguished as of the effective date of the plan, and (iii) for all Bondholders to be deemed to release their Guaranty claims against Cadiz in exchange for the consideration to be distributed to the Bondholder
Trust, and the obligations of Sun World and the Majority
Bondholders to each use their respective reasonable efforts in good faith to have these provisions approved by the Court as part of any plan shall each remain fully effective; and (e) Cadiz and the Majority Bondholders shall each use their respective reasonable efforts in good faith to defend against and defeat any objections to claims and/or avoidance actions which might be brought seeking to disallow or reduce the Cadiz Claim assigned to the Bondholder Trust or seeking any recovery from Cadiz and, if there is any such recovery from Cadiz, to turn over to Cadiz any net cash proceeds of any avoidance actions against Cadiz actually distributed to the Majority Bondholders.

          5.   The parties agree to execute such other
documents as may be reasonably necessary or appropriate to effectuate the purposes of the Settlement Agreement, including without limitation additional directions to the Indenture Trustee and consents to additional amendments to the indenture consistent with the Settlement
Agreement.

          6.   This Closing Agreement is intended, and
shall be construed, to preserve for each party the benefits of the Settlement Agreement to the maximum feasible extent.

Accepted and Agreed:

Black Diamond Capital
    Management, L.L.C.             Cadiz Inc.

By: James J. Zinni Jr.             By: /s/ Jennifer Hankes Painter
   ---------------------------        -----------------------------
Its: President & Managing Partner  Its: VP, General Counsel
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CFSC Wayland Advisors, Inc.

By: /s/ Blake M. Carlson
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Its: Authorized Signatory
    --------------------------